UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2011

GREAT AMERICAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54010	27-0223495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21860 Burbank Boulevard, Suite 300 South Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 884-3737

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On May 20, 2011, Great American Group Advisory & Valuation Services, LLC (“GAAVS”), a majority owned subsidiary of Great American Group, Inc. (the “Company”), entered into a Loan and Security Agreement (Accounts Receivable & Inventory Line of Credit) (the “Line of Credit”) with BFI Business Finance (“Lender”). The effective date of the Line of Credit is May 17, 2011. The Line of Credit is collateralized by the accounts receivable of GAAVS and allows for borrowings in the amount of 85% of the net face amount of prime accounts, as defined in the Line of Credit, with maximum borrowings not to exceed $2,000,000. The interest rate under the Line of Credit is the prime rate plus 2%, payable monthly in arrears. The Line of Credit expires on May 16, 2012, and may be extended for successive periods equal to one year, unless GAAVS gives the Lender written notice of its intent to terminate the Line of Credit at least thirty (30) days prior to the anniversary date of the Line of Credit. The Lender has the right to terminate the Line of Credit at its sole discretion upon giving sixty (60) days’ prior written notice to GAAVS. In connection with the Line of Credit, Great American Group, LLC, a wholly-owned subsidiary of the Company, entered into a limited continuing guaranty of GAAVS’ obligations under the Line of Credit.

Proceeds from the Line of Credit were used to pay off GAAVS’s borrowings under the previous factoring agreement with FCC, LLC, d/b/a First Capital Western Region, LLC, which expired pursuant to its terms on May 22, 2011. As of May 20, 2011, borrowings under the Line of Credit equaled $1,462,000.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference to this Item.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement (Accounts Receivable & Inventory Line of Credit) by and between BFI Business Finance (“Lender”) and Great American Group Advisory & Valuation Services, LLC dated as of May 17, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 26, 2011	GREAT AMERICAN GROUP, INC.

	By:	/s/ PAUL S. ERICKSON
		Name:	Paul S. Erickson
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Loan and Security Agreement (Accounts Receivable & Inventory Line of Credit) by and between BFI Business Finance (“Lender”) and Group Advisory & Valuation Services, LLC dated as of May 17, 2011